Exhibit 10.11

INDUSTRIAL WATER SUPPLY TREATMENT AGREEMENT

THIS INDUSTRIAL WATER SUPPLY TREATMENT AGREEMENT (the “Agreement”) is made this 23rd day of May, 2006, by and among the CITY OF HERON LAKE, MINNESOTA, a Minnesota municipal corporation (the “City”), the COUNTY OF JACKSON, MINNESOTA, a Minnesota municipal corporation (the “County”), and HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (the “Company”).

W I T N E S S E T H,

WHEREAS, the Company is developing an ethanol production facility in the City of Heron Lake, Minnesota (the “Project”); and

WHEREAS, the Project will require a supply of untreated industrial water, which the City has agreed to supply upon the terms and conditions set forth in that certain Industrial Water Supply Development and Distribution Agreement dated as of October 27, 2003, by and among the City, County, Company (as successor to Generation II Ethanol, LLC) and Minnesota Soybean Processors (“MNSP”) (the “2003 Agreement”); and

WHEREAS, such untreated water will need to be treated prior to its use in the Project, as contemplated by Section 7 of the 2003 Agreement; and

WHEREAS, the City has agreed to construct, finance and operate a water treatment plant (the “Water Treatment Plant”) to supply treated industrial water to the Project, all as hereinafter provided; and

WHEREAS, the City has procured two grants, each in the amount of $500,000, from the State of Minnesota for the Water Treatment Plant; and

WHEREAS, in order to facilitate the Company’s desired timetable for operation of the Project, the City commenced construction of the Water Treatment Plant pursuant to the terms and conditions of that certain Repayment Agreement dated as of April 24, 2006, by and among the City, County and Company (the “Repayment Agreement”):

NOW, THEREFORE, the City, County, and Company hereby agree as follows:

1.             Definitions.

1.1           Joint Powers Agreement: That certain Joint Powers Agreement between the City and County dated as of May 23, 2006, pursuant to which the Bonds (as hereinafter defined) shall be issued, defining the respective obligations of the City and County with respect to the ownership and operation of the Water Treatment Plant.

1.2           Water Treatment Plant: a water treatment plant, and associated facilities, to treat water from the Well Facilities for the Company’s use at the Project, including pumps and pumping stations, metering, valves, controls, and other equipment, electrical installations, fencing and security devices, pipes and piping, and all other personal property, equipment and fixtures in connection therewith.  The

Water Treatment Plant is further identified by materials to be attached hereto as Exhibit “E”.

1.3           Bonds: An issue of taxable general obligation water revenue bonds, issued by the County pursuant to the Joint Powers Agreement, in the principal amount of $3,550,000 (including, to the extent determined by the County, any refunding bonds), to be used to finance Water Treatment Plant Development Costs.  The Joint Powers Agreement provides, among other things, for the “guarantee” of payment of principal and interest on the bonds by the County by the County’s levy of ad valorem taxes, for the disbursement of proceeds thereof, for the collection of debt service thereon from the Assessments and from other payments by the Company to the City, and for the deposit into a debt service reserve of one year’s debt service by the Company (to be returned to the Company upon final payment of the Bonds).  The County shall cumulate interest earnings on the debt service reserve in the debt service reserve, and all amounts remaining in the debt service reserve shall be returned to the Company upon final payment of the Bonds.  A preliminary breakdown of the proposed use of the proceeds of such bond issue and tentative repayment schedule is attached hereto as Exhibit “C”.

1.4           Water Treatment Plant Development Costs: All costs incurred by the City and County to design, construct, test and render operational the Water Treatment Plant including, without limitation, costs to acquire temporary or permanent easements or similar rights of way, the cost of acquisition of the site, engineering studies and investigations, design costs, feasibility costs, environmental costs, costs of complying with all applicable laws, rules and regulations, permits and licenses (including the cost of complying with any conditions attached to such permits and licenses), all costs of contractors and subcontractors for labor and materials, fees of consultants, insurance premiums, as well as bond underwriters’ fees or discounts, all other costs of bond issuance, including bond counsel fees, fees of counsel to the City and County.  Attached as Exhibit “D” is a cost pro forma for Water Treatment Plant Development Costs with sources and uses.

1.5           Water Treatment Plant Operating Costs: All costs of maintenance, repair and replacement of the Water Treatment Plant, and all components thereof, including reasonable reserves for the repair or replacement of items of personal property, fixtures or equipment that must be repaired or replaced on a periodic basis, all costs of complying with all now existing or hereafter enacted laws, rules and regulations and all costs of complying with all new or hereafter required permits and licenses (including the cost of complying with any conditions attached to such permits and licenses), but excluding debt service on the Bonds and depreciation.  Water Treatment Plant Operating Costs shall include a $1,500 per month addition as an administrative fee to the City.

1.6           Water Treatment Plant Property: A parcel of approximately 3.62 acres, preliminarily depicted on Exhibit “A” attached hereto, which real property is the site of the Water Treatment Plant.

1.7           Well Facilities: As provided in the 2003 Agreement, water wells and associated facilities, including pumps and pumping stations, metering, valves, controls, and other equipment, electrical installations, fencing and security devices, pipes and piping, and all other personal property, equipment and fixtures or other improvements constructed or to be constructed on the Well Property as part of the water well system developed by the City.

1.8           Well Property: As provided in the 2003 Agreement, a parcel of approximately four (4) acres, preliminarily depicted on Exhibit “B” attached hereto, which real property is the site of the Well Facilities.

1.9           Grants: The $500,000 grant set forth in the “General Obligation Bond Proceeds Grant Agreement Construction Grant for the Heron Lake Public Infrastructure Project” by and between the City and Minnesota Department of Employment and Economic Development (“DEED”), and the $500,000 grant from DEED from the Small Cities Development Program.

1.10         Assessments: Special assessments for the capital costs of the Water Treatment Plant, other than those costs paid by the Grants, to be levied by the City pursuant to Minnesota Statutes, Chapter 429, against the Project and paid over by the City to the County for use in paying the Bonds as provided in the Joint Powers Agreement.

2.             County Issuance of Bonds; City Acquisition of Water Treatment Plant Property.

2.1           Not more than thirty (30) days after the date hereof, the County shall use its best efforts to issue its Bonds, having such interest rate, maturity and other provisions as the County, in its discretion, shall deem appropriate.  The Bonds shall be an aggregate principal amount that provides proceeds in the amount shown on the pro forma set forth as Exhibit “D”.

2.2           The Company is acquiring property that includes the Water Treatment Plant Property from third parties.  Not more than forty-five (45) days after the date hereof, the City shall use its best efforts to acquire fee title to the Water Treatment Plant Property from the Company at a price of $310,000, which amount shall be included in Water Treatment Plant Development Costs.

3.             Design, Construction by the City of Water Treatment Plant.

3.1           Engineers retained by the City have designed the Water Treatment Plant, and the design has been reviewed by U.S. Water, Inc. (a party employed by and paid by the Company to assure the compatibility with the Project of the overall design and output of the Water Treatment Plant).  The parties acknowledge that it is their intent to cause the Water Treatment Plant to have a peak initial capacity of not less than 1400 gallons per minutes (gpm).  The Company shall cooperate fully in the City’s efforts to obtain all necessary licenses, permits, governmental approvals and consents for the construction of the Water Treatment Plant.

3.2           Promptly upon acquisition of title to the Water Treatment Plant Property, the City shall commence and diligently pursue construction of the Water Treatment Plant.  The City and its contractors shall allow access to the work to the Company and its engineers, who shall actively monitor construction of the Water Treatment Plant in order to determine that the Water Treatment Plant is being constructed in accordance with the applicable construction contract and in accordance with all laws, rules, regulations, licenses and permits.  Additionally, the Company and its engineers shall attend preconstruction and construction progress meetings.

3.3           The City shall use commercially reasonable efforts to complete, test, and obtain approval by governmental agencies having jurisdiction by January 15,2007 (“Initial Completion Date”), except that such Initial Completion Date shall be extended by events of Force Majeure (as described in Section 17 hereof).

3.4           To the extent that any Water Treatment Plant Development Costs are not eligible for funding from the proceeds of the Bonds or Grants, or in the event that the available proceeds from the Bonds and Grants are insufficient to pay all Water Treatment Plant Development Costs, the Company shall, upon written notice from the City, promptly pay such amounts to or as directed by the City.  The Company acknowledges and agrees that the conditions in the Grants can be met.

3.5           If the Water Treatment Plant as designed and constructed does not produce water with the specifications necessary for the Company’s use, the Company shall have no damage remedy against the City or County or both, but the Company shall be subrogated to the rights of the City with respect to engineers, suppliers and contractors.

3.6           If the Water Treatment Plant does not, when operated as designed, produce water with the specifications necessary for the Company’s use, the Company shall be responsible for the capital costs and operational costs of any additional treatment.  The Company, City and County shall cooperate in identifying and providing (at the Company’s expense) the capital facilities for such additional treatment, and in coordinating or integrating such additional treatment with or into the operations of the Water Treatment Plant.  This provision shall not prejudice the Company’s right to pursue remedies against third parties pursuant to its subrogation rights set forth in Section 16.3.

4.             Operation of Water Treatment Plant; Capacity Priorities of the Company and Others; Payments by the Company and Others.

4.1           The City (together with the County) shall own and operate the Water Treatment Plant, which shall remain separate from the existing potable water well and water supply, treatment and distribution system of the City.  During the term of this Agreement, no connection of the Water Treatment Plant to the City’s present or future potable water supply system shall be made without the prior written consent of the Company.

4.2           The availability of water from the Well Facilities is governed by the 2003 Agreement.  The capacity of the Well Facilities is currently estimated by the City and Company to be 1800 gpm, but a permit for that volume has not yet been procured.  Under the 2003 Agreement, the first 600 gpm of capacity of the Well Facilities has been reserved for the Company, and MNSP has the exclusive right to the next 600 gpm of capacity.  Pursuant to this Agreement, the next capacity of the Well Facilities over 1200 gpm and up to 1800 gpm is reserved for the Company.  Subject to Section 3.1 above, the Company shall have the right to the first 900 gpm of capacity available from the Water Treatment Plant initially, and the first 1200 gpm of capacity if the Company shall expand the capacity of the Project.  With the prior written consent of the Company, others shall have the potential to use the remainder of available capacity.  The City may develop and sell any unused or surplus capacity without restrictions other than the following:

4.2.1        Any supply contract with a third party shall be made on a secondary and interruptible basis, such that should the City be unable to meet the capacity requirements of the Company defined above, any water sales to secondary users must cease until sufficient excess capacity has been restored; and

4.2.2        During the term of this Agreement, the City shall not enter into supply contracts to potable water users, including Red Rock Rural Water or the Cities of Okabena and Brewster, or other cities, without first securing the written approval of the Company, which approval may be withheld or conditioned in its discretion.

All amounts received the by the City from sale of such unused or excess capacity may be used by the City without restriction.

4.3           Debt service on the Bonds shall be paid from the Assessments and other net revenues of the Water Treatment Plant.  The Company acknowledges and agrees that the market value of its property, including the Project, will increase by an amount at least equal to the entire cost of the Water Treatment Plant.

4.4           All Water Treatment Plant Operating Costs shall be borne by the Company in each calendar year.

4.5           During the term of this Agreement, the Company shall purchase all of its treated water supply exclusively from the City, and shall refrain from developing alternate water sources or purchasing water from any other party, except in the situation that the Water Treatment Plant is not capable, or ceases to be capable, of producing water in the volumes contemplated by this Agreement.

4.6           The Water Treatment Plant may not be capable, or may cease to be capable, of producing treated water in the volumes contemplated by this Agreement.  The City and County shall have no duty or responsibility to arrange to supply water which will be treated at the Water Treatment Plant from any source other than the Well Facilities and Well Property.

5.             Design and Construction of Water Treatment Plant~ City and County Ownership~ Payments by the Company.

5.1           The Company shall cooperate fully in the City’s efforts to obtain all necessary licenses, permits, governmental approvals and consents for the construction of the Water Treatment Plant, including any necessary easements or permits from landowners or governmental units, including the County.

5.2           Intentionally Omitted.

5.3           The parties acknowledge that construction of the Water Treatment Plant has commenced, and construction and final testing of the Water Treatment Plant shall be diligently pursued and the City shall use commercially reasonable efforts to complete the Water Treatment Plant by January 15,2007, except that such completion date shall be extended by events of Force Majeure.  To the extent that any Water Treatment Plant Development Costs are not eligible for funding from the proceeds of the Bonds or Grants, or in the event that the available proceeds from the Bonds and Grants are insufficient to pay all Water Treatment Plant Development Costs, the Company shall, upon written notice from the City, promptly pay such amounts to or as directed by the City.

5.4           During the term of this Agreement, the Water Treatment Plant shall remain physically separate from, and shall not be connected to, the existing potable water well, water treatment and distribution system of the City.  The Company shall make the following payments regardless of actual treated water use:

5.4.1       Payments of the Assessments as part of the Company’s payment of its ad valorem real estate taxes.

5.4.2       All Water Treatment Plant Operating Costs, monthly or more frequently as and when required.

5.4.3       Monthly in equal installments over 24 months, commencing January 15, 2007, the Company shall pay to the County an amount which aggregates to one (1) year’s debt service on the Bonds, which shall be returned to the Company if and to the extent it remains after final payment in full of the Bonds, on the condition that the Company has made all payments required of it under this Agreement.

5.4.4       Upon demand of the City for extraordinary maintenance expenses of the Water Treatment Plant, the Company shall pay the amount of such extraordinary maintenance expenses.

5.5           Under the Joint Powers Agreement, the City and County will co-own the Water Treatment Plant.

5.6           Intentionally Omitted.

5.7           If this Agreement has terminated and not been replaced as contemplated by Section 20.1, the Company shall have the option to purchase the Water Treatment Plant from the City and County for its fair market value at the time, if such sale is approved by the State of Minnesota if such approval is required by law at the time.  The parties hereto recognize that if the state bonds which financed one of the Grants are outstanding at the time of such purchase by the Company, state law provides a procedure for, and conditions on, the sale of the Water Treatment Plant, and payments related to the sale of the Water Treatment Plant may need to be made by the City to the State of Minnesota.

6.             Intentionally Omitted.

7.             Other Obligations.  Nothing herein shall affect any other obligations of the parties hereto, and the development of the Water Treatment Plant shall not impact any obligations of the parties under any previous financing or otherwise, including the 2003 Agreement.  There has been no conversion of the entire water system from untreated to treated water by mutual agreement of all parties to the 2003 Agreement.

8.             City to Furnish Cost Data~ Audit Rights of the Company.

8.1           The City shall furnish the Company, not less often than annually, detailed accounting records detailing the Water Treatment Plant Operating Costs and the administrative fees required by this Agreement.

8.2           The Company may, at its expense, cause an audit of records related to Water Treatment Plant Operating Costs, administrative fees, or any other costs borne by the Company hereunder, such audit to be performed by an independent certified public accountant, and in a manner that is not disruptive to ordinary operations of the City.  A copy of any report of such auditor shall be furnished to the City.

9.             Default, Cure and Early Termination.

9.1           If any party fails to comply with any of the provisions of this Agreement, any other party may provide notice of default by sending written notice of default to the defaulting party, with a copy to all other parties.  The notice of default shall begin a 90-day cure period.  If the defaulting party fails to cure the default before the expiration of the cure period, any or all of the non-defaulting parties may commence an action against the defaulting party to recover damages suffered or incurred (subject, however, to the limitations contained in Section 16 hereof) or to compel the defaulting party’s performance of this Agreement in an appropriate equitable proceeding.  Subject to the provisions of Section 9.2 hereof, no party to this Agreement shall have the right to terminate this Agreement on account of the default by any other party.

9.2           Without limiting any other right or remedy hereunder, in the event of a default by the Company under this Agreement, the City or County may terminate or suspend water service to such defaulting party (and sell such water as excess or unused water) unless and until such default is cured to the reasonable satisfaction of the City or County.

10.           No Mortgage or Security Interest to the City and County.  The Company shall not provide the City and County a mortgage or security interest in the Project.  The Assessments are enforceable by a statutory tax lien.

11.           Representations and Warranties.  The Company represents and warrants to the City and County that: this Agreement has been duly and validly authorized and executed by it; this Agreement does not violate any provision of its articles, bylaws, or any other document, instrument or agreement applicable to it or its property; and this Agreement is fully enforceable against it in accordance with its terms.

12.           Acknowledgments.  The Company acknowledges and agrees that the City and County have made no representations or warranties of any type or kind: (a) that the Water Treatment Plant can be constructed in accordance with applicable laws, rules, regulations, licenses and permits; (b) that the contracts for construction, and the applicable contractors, are sufficient and capable to construct the Water Treatment Plant to meet the needs of the Company; (c) with respect to costs of construction, operation, maintenance and replacement of the Water Treatment Plant; or (d) that the Water Treatment Plant, or the quantity or quality of treated water available by operation thereof, will meet the needs of the Project, or will be available at any particular date.

13.           Resolutions and Opinions.  Concurrently with the execution of this Agreement, the Company will provide the City and County with resolutions of its governing body authorizing and approving the execution of this Agreement, and a legal opinion of outside legal counsel opining to such matters as the City and County and their legal counsel shall require.

14.           Unconditional Payments.  The payment obligations of the Company hereunder are absolute and unconditional, and shall not be affected, excused or delayed for any reason whatsoever including, but not limited to: (a) negligence, failure or omission by the City, the County or any of their respective employees or representatives; (b) any default or other failure of the applicable contractor to complete construction of the Water Treatment Plant in a timely manner or in accordance with the requirements of the applicable construction contract or applicable laws, rules, regulations, licenses or permits; (c) any default or other failure of the Company to make any payments or take any actions required by this Agreement; or (d) the amount of water capable of being treated by the Water Treatment Plant.

15.           Modification; Interest; Attorney’s Fees.  This Agreement can only be modified or amended, or any provision waived, by written instrument duly executed by all parties.  Any amounts not paid when due shall bear interest at the rate of eight percent (8%) per annum until paid.  In the event that any party is required to commence legal action to enforce its rights under this Agreement, and in the event that it is the prevailing party in such action, it shall be entitled to recover its reasonable costs and expenses (including legal fees).

16.           Limitation of Liability.

16.1         IN NO EVENT SHALL THE CITY OR COUNTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES OF ANY TYPE OR KIND, REGARDLESS OF WHETHER THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.2         THE COMPANY AGREES THAT THE CITY AND COUNTY’S COLLECTIVE LIABILITY HEREUNDER FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION OR THEORY OF RECOVERY, SHALL NOT EXCEED THE WATER TREATMENT PLANT OPERATING COST PAYMENTS MADE BY THE COMPANY HEREUNDER IN THE PRECEDING TWELVE (12) MONTH PERIOD.

16.3         The Company shall be subrogated to the rights of the City and County with respect to claims arising out of the design, engineering, construction and acquisition of the Water Treatment Plant.

17.           Force Majeure.

17.1         Any delay of any party to perform its obligations hereunder shall be excused if, and to the extent that, it is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as by way of example and not by way of limitation, acts of God, actions by any governmental authority (whether valid or invalid), failure to obtain necessary licenses or permits, fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, acts of terrorism, material shortages, or court injunction or order.  No such event or occurrence shall excuse or delay any obligation to pay amounts due under this Agreement.

17.2         During the period of such delay or failure to perform by a party, such party shall provide all other parties with prompt written notice of such delay (including a description of the cause of the event or circumstance, an estimate of the duration of the delay and a statement regarding the remedial steps that are being undertaken to resume performance.)

18.           Assignment.  This Agreement or any part of this Agreement may not be assigned or transferred by any party without the prior written consent of all other parties hereto.  Any assignment or transfer without such consent shall be null and void.

19.           Notices and Demands.

19.1         Except as otherwise expressly provided in this Agreement, any notice, demand or other communication under this Agreement by any party shall be sufficiently given or delivered if dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally as follows:

If to the Company:

Heron Lake BioEnergy, LLC
201 Tenth St.
Heron Lake MN 56137

If to the City:

City of Heron Lake
P.O. Box 315, 312 10th Street
Heron Lake MN 56137-0315

If to the County:

County of Jackson, Minnesota
Attn: Janice Fransen, County Coordinator
County Attorney, Jackson County
Jackson County Courthouse
405 4th Street
Jackson MN 56143-1588

or at such other address with respect to any party as such party may, from time to time, designate in writing.

20.           Miscellaneous.

20.1         This Agreement shall have a term of thirty (30) years.  Not later than the twenty-ninth (29th) anniversary of the date hereof, the parties hereto shall commence negotiations in good faith and with reasonable diligence to replace this Agreement with a further agreement or agreements on the subjects set forth herein.

20.2         Minnesota law governs this Agreement.

20.3         This Agreement shall bind and apply to the respective parties hereto and to their successors and permitted assigns.

20.4         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, oral or written, including the Repayment Agreement; provided, however, that the provisions of Section 3 of the Repayment Agreement shall survive and remain in full force and effect.

20.5         The headings in this Agreement are for the convenience of the parties and shall not constitute a part of this Agreement.

20.6         This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Industrial Water Supply Treatment Agreement as of the day and year first above-written.

CITY OF HERON LAKE, MINNESOTA, a Minnesota municipal corporation

By	/s/ John Hay
Its	Mayor

By	/s/ Judy Haberman
Its	City Clerk

Industrial Water Supply Treatment Agreement.

COUNTY OF JACKSON, MINNESOTA, a Minnesota municipal corporation

By	/s/ Roger V. Ringkob
Its	Chair of County Board

And by	/s/ Janice Fransen
Its	County Coordinator

Approved as to form and content:

By	/s/ Robert C. O’Connor
County Attorney

Industrial Water Supply Treatment Agreement.

HERON LAKE BIOENERGY, LLC

By	/s/ Robert J. Ferguson
Its	President

Industrial Water Supply Treatment Agreement.

EXHIBIT A

Water Treatment Plant Property

A-1

EXHIBIT B

WELL PROPERTY

That part of the Southwest Quarter (SWl/4) (i.e. also being known as part of Lot 5, State Subdivision of the SW1/4 16-104-37), of Section Sixteen (16), Township One Hundred Four (104) North, Range Thirty-seven (37) West, Jackson County, Minnesota, described as follows:  Commencing at an existing iron monument at the southwest corner of the SW1/4 of said Section 16; thence north 00 degrees 37 minutes 05 seconds east, bearings based on Jackson County Coordinate System, along the west line of said SWl/4, a distance of 869.00 feet to the POINT OF BEGINNING; thence continuing north 00 degrees 37 minutes 05 seconds east, along said west line, a distance of 400.00 feet; thence north 89 degrees 22 minutes 55 seconds east a distance of 412.00 feet; thence south 00 degrees 37 minutes 05 seconds west, parallel with the west line of said SW1/4, a distance of 400.00 feet; thence north 89 degrees 22 minutes 55 seconds west a distance of 412.00 feet to the point of beginning, containing 3.78 acres.

B-1

EXHIBIT C

Bonds

Use of Proceeds and Repayment Schedule

Uses of Funds
Construction & Engineering		3,891,392
Land Acquisition		310,000
Contingency		155,997
Total Project Costs		4,357,389
Underwriter’s Discount Allowance	1.2500%	44,375
Fiscal Fee		13,000
Bond Counsel		10,000
Pay Agent/Registrar		500
Printing & Misc		1,000
Rating Agency Fee		6,500
Capitalized Interest		137,300
		4,570,064

Sources of Funds
Bond Issue		3,550,000
Grant/Loan		1,000,000
Construction Fund Earnings		20,064
		4,570,064

David Drown and Associates, Inc.	Exhibit 1

C-1

EXHIBIT D

Water Treatment Plant Development Costs

Cost Pro Forma with Sources and Uses

Jackson County/Heron Lake, Minnesota

Water Treatment Plant Project

Base Bid	$2,759,900.00
Engineering	$245,000.00
Base Bid Contingency	$88,497.00
Land Acquisition	$310,000.00
Change Order #1	$211,492.00
Lime & Soda Project	$675,000.00
Lime & Soda Contingency	$67,500.00

TOTAL:	$4,357,389.00

D-1

EXHIBIT E

Water Treatment Plant Plans and Specifications

and Standards

E-1

REPAYMENT AGREEMENT

This Agreement is entered into as of this 4th day of April, 2006, by and among the City of Heron Lake, Minnesota (the “City”), the County of Jackson, Minnesota (the “County”, and jointly with the City the “Municipalities”), and Heron Lake BioEnergy, LLC (the “Company”).

WITNESSETH:

WHEREAS, the Company is currently constructing an ethanol production facility in the City of Heron Lake, Minnesota (the “Facility”), which will be owned and operated by the Company; and

WHEREAS, operation of the Facility requires approximately 1400 gallons of treated water per day, which the Company will obtain from a well located in the City’s limits and owned by the City; and

WHEREAS, the Company is the successor to Generation II Ethanol, LLC, and has entered into a contract with the City, County and Minnesota Soybean Processors relating to the water from that well; and

WHEREAS, the Company has requested that the Municipalities construct a water treatment plant in or near the City (the “Water Treatment Plant”) and associated facilities sufficient to treat water from such well for delivery to the Facility in accordance with the specifications developed by the Company, the cost of which would be paid from bonds issued by the County and the debt service payments on which bonds would be made from payments received by the Municipalities (1) from the Company under a long-term water treatment agreement and (2) from costs assessed by the City against the Facility; and

WHEREAS, the Municipalities are currently considering this request and are holding various discussions with representatives of the Company about various aspects of the project; and

WHEREAS, the Company desires that construction of the Water Treatment Plant commence immediately in order to ‘obtain the necessary supply of treated water to commence operation of the Facility on its desired timetable; and

WHEREAS, the City has put out for bid, in compliance with applicable public bidding requirements, the contract for construction of the Water Treatment Plant (the “Water Treatment Plant Construction Contract”), and the City wishes to accept the bid of                                            (the “Water Treatment Plant Contractor”); and

WHEREAS, in order to induce the City to enter into the Water Treatment Plant Construction Contract and the City and County to enter into a Joint powers agreement for the Water Treatment Plant, the Company has agreed to make all payments required under the Water Treatment Plant Construction Contract and to make any additional payments required to construct the Water Treatment Plant in compliance with all applicable laws, rules, regulations, licenses and permits, if the City, County and Company fail to reach agreement for the long term operation and maintenance of the Water Treatment Plant and supply of treated water; and

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WHEREAS, the parties are entering into this Agreement in order to memorialize their understanding with respect to the above described matters:

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.             The Company agrees to unconditionally and promptly pay: (a) all amounts which the City or County is required to pay under the Water Treatment Plant Construction Contract; and (b) all additional amounts which the City, County and Water Treatment Plant Contractor mutually agree (regardless of whether a change order to the Water Treatment Plant Construction Contract has been executed) are required to construct the Water Treatment Plant in compliance with all applicable laws, rules, regulations, licenses and permits.  Such payments shall be made directly to the City or as directed, in writing, by the City.

2.             The Company further agrees to cause a qualified representative of the Company to actively monitor the construction of the Water Treatment Plant in order to determine that the Water Treatment Plant is being constructed in accordance with the Water Treatment Plant Construction Contract, and in accordance with all laws, rules, regulations, licenses and permits.

3.             The Company hereby represents and warrants to the Municipalities that: (a) it has obtained all necessary studies of the capacity, quality, cost of construction, cost of operation and maintenance and durability of the Water Treatment Plant that the Company desires; (b) this Agreement has been duly and validly authorized and executed by the Company; (c) this Agreement does not violate any provision of the Company’s articles, bylaws, or any other document, instrument or agreement applicable to the Company or its property; and (d) this Agreement is fully enforceable against the Company in accordance with its terms.

4.             The Company acknowledges and agrees that the Municipalities have made no representations or warranties of any type or kind: (a) that the Water Treatment Plant can be constructed in accordance with applicable laws, rules, regulations, licenses and permits; (b) that the Water Treatment Plant Construction Contract and the Water Treatment Plant Contractor are sufficient and capable to construct the Water Treatment Plant to meet the needs of the Company; (c) with respect to costs of construction, operation, maintenance and replacement of the Water Treatment Plant; or (d) that the Water Treatment Plant or the quantity or quality of water available by operation of the afore-described well, pump and Water Treatment Plant will meet the needs of the Facility.

5.             The Company further acknowledges and agrees that: (a) the Municipalities have no obligation to finance construction of the afore-described well, pump and Water Treatment Plant or provide any other assistance of any type or kind to the Company, the project or the Water Treatment Plant; and (b) upon construction of the Water Treatment Plant, the Municipalities have no obligation to operate the Water Treatment Plant and make water available to the Company without further written agreement acceptable to the Municipalities covering rates for supply of water, repair and maintenance, and setting forth the responsibility of the Company for all costs of operation, capital replacement and legal compliance.

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6.             Concurrently with the execution of this Agreement, the Company will provide the Municipalities with resolutions of its governing body authorizing and approving the execution of this Agreement, and a legal opinion of its outside legal counsel opining as to such matters as the Municipalities and their legal counsel shall require.

7.             The payment obligations of the Company hereunder are absolute and unconditional, and shall not be affected, excused or delayed for any reason whatsoever including, but not limited to: (a) negligence, failure or omission by the Municipalities or any of their employees or representatives, or (b) any default or other failure of the Water Treatment Plant Contractor to complete construction of the Water Treatment Plant in a timely manner or in accordance with the requirements of the Water Treatment Plant Construction Contract or applicable laws, rules, regulations, licenses or permits.

8.             This Agreement sets forth the entire understanding of the parties with respect to the matters covered hereby, and supersedes any and all prior or contemporaneous discussions, negotiations or agreements.  This Agreement can only be modified or amended, or any provision waived, by written instrument duly executed by all parties.  Any amounts not paid when due shall bear interest at the rate of eight percent (8%) per annum until paid.  In the event that any party is required to commence legal action to enforce its rights under this Agreement, and in the event that it is the prevailing party in such action, it shall be entitled to recover its reasonable costs and expenses (including legal fees).

9.             When the Company has made all the payments required by this Agreement, the City and County shall transfer ownership of the Water Treatment Plant to the Company on an “as is, where is” basis by quitclaim deed.

10.           The parties hereto contemplate that this agreement may be terminated if they enter into a separate later agreement for the long term operation and maintenance of the Water Treatment Plant and for the supplying of treated water.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

COUNTY OF JACKSON, MINNESOTA

By	/s/ Roger V. Ringkob
Its	Chair of the County Board

And by	/s/ Janice Fransen
Its	County Coordinator

Approved as to form and content:

By	/s/ Robert C. O’Connor
County Attorney

Repayment Agreement by and among City of Heron Lake, Minnesota, County of Jackson, Minnesota, and Heron Lake BioEnergy, LLC.

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CITY OF HERON LAKE, MINNESOTA

By	/s/ John Hay
Its	Mayor

And by	/s/ Judy Haberman
Its	Clerk-Treasurer

Repayment Agreement by and among City of Heron Lake, Minnesota, County of Jackson, Minnesota, and Heron Lake BioEnergy, LLC.

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HERON LAKE BIOENERGY, LLC

By	/s/ Robert J. Ferguson
Its	President

Repayment Agreement by and among City of Heron Lake, Minnesota, County of Jackson, Minnesota, and Heron Lake BioEnergy, LLC.

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